Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2026, is entered into by and between Resideo Technologies, Inc., a Delaware corporation (“Resideo”), and ADI Global Distribution Inc., a Delaware corporation and a wholly owned subsidiary of Resideo (“ADI SpinCo”). “Party” or “Parties” means Resideo or ADI SpinCo, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, the Board of Directors of Resideo (the “Resideo Board”) has determined that it is appropriate, desirable and in the best interests of Resideo and its stockholders to create a new publicly traded company that shall operate the ADI Business;

WHEREAS, in furtherance of the foregoing, the Resideo Board has determined that it is appropriate, desirable and in the best interests of Resideo and its stockholders to separate the ADI Business from the Resideo Retained Business (the “Separation”) and, following the Separation, make a distribution, in accordance with the Distribution Ratio, to Record Date Holders, of all of the issued and outstanding shares of ADI SpinCo Common Stock owned by Resideo (the “Distribution”);

WHEREAS, in order to effectuate the Separation and the Distribution, the Parties have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (together with the schedules, exhibits and appendices thereto, the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, certain services are to continue to be provided by the Resideo Group to the ADI Group and by the ADI Group to the Resideo Group after the Distribution Date upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Resideo and ADI SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms.

Article I. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.

(a) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“ADI Provider” means ADI SpinCo or a Provider that is a member of the ADI Group.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf), and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, including acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Prime Rate” means the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Resideo) or any similar release by the Federal Reserve Board (as determined by Resideo).

“Provider” means the Party or its Affiliates providing a Service under this Agreement.

“Recipient” means the Party to whom a Service is being provided under this Agreement.

“Resideo Provider” means Resideo or a Provider that is a member of the Resideo Group.

“Virus(es)” means any computer instructions (i) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; or (iii) that purport to perform a useful function but which actually either perform a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

Article II

SERVICES AND DURATION

Section 2.01 Services. Subject to the terms and conditions of this Agreement, Resideo shall provide (or cause to be provided) to the ADI Group all of the services listed in Schedule 2.01-1 attached hereto (as such Schedule may be amended pursuant to Section 2.03, the “Resideo Provided Services”). Subject to the terms and conditions of this Agreement, ADI SpinCo shall provide (or cause to be provided) to the Resideo Group all of the services listed in Schedule 2.01-2 attached hereto (as such Schedule may be amended pursuant to Section 2.03, the “ADI Provided Services”, and collectively with the Resideo Provided Services and any Additional Services, the “Services”).

Section 2.02 Duration of Services.

(a) Term. Subject to Section 6.01 hereof, each of Resideo and ADI SpinCo shall provide or cause to be provided to the respective Recipients each Service until the expiration of the period set forth next to such Service on the applicable Schedule hereto or, if no such period is provided with respect to a particular Service on such Schedule, on the second (2nd) anniversary of the Distribution Date (the “Term”); provided, however, to the extent that a Resideo Provider’s ability to provide a Resideo Provided Service is dependent on the continuation of a ADI Provided Service, Resideo’s obligation to provide, or cause to be provided, such Resideo Provided Service shall terminate automatically with the termination of such supporting ADI Provided Service; provided, further, to the extent that an ADI Provider’s ability to provide an ADI Provided Service is dependent on the continuation of a Resideo Provided Service, ADI SpinCo’s obligation to provide, or cause to be provided, such ADI Provided Service shall terminate automatically with the termination of such supporting Resideo Provided Service.

(b) Extensions. Unless otherwise set forth in the applicable Services Schedule, each Party in its capacity as a Recipient shall be entitled to request up to two (2) extensions of the Term for any Service for no longer than three (3) months’ each by providing the other Party with no less than thirty (30) days’ written notice. Such other Party shall consider each such extension request in good faith and respond to such notice within ten (10) days of its receipt of same. Such other Party may accept or deny each extension request in its sole discretion. The extension of any Service shall include an extension of each other Service on which such extended Service is dependent.

Section 2.03 Additional Services. If, within nine (9) months after the Distribution Date, Resideo or ADI SpinCo (or the Resideo Transition Manager or ADI Transition Manager, as applicable) identifies a service that (a) the Resideo Group provided to the ADI Group during the one (1)-year period prior to the Distribution Date that the ADI Group reasonably needs in order for the ADI Business to continue to operate in substantially the same manner in which the ADI Business operated prior to the Distribution Date, and such service was not included in Schedule 2.01-1 (other than because the Parties agreed such services shall not be provided), or (b) the ADI Group provided to the Resideo Group prior to the Distribution Date that the Resideo Group reasonably needs in order for the Resideo Group to continue to operate their businesses other than the ADI Business (the “Resideo Business”) in substantially the same manner in which such businesses operated prior to the Distribution Date, and such service was not included in Schedule 2.01-2 (other than because the Parties agreed such services shall not be provided), and in each case (i) such service is not an Excluded Service and (ii) the proposed Recipient of such service is unable to reasonably obtain such service from a Third Party, then, in each case, ADI SpinCo and Resideo shall use commercially reasonable efforts to agree on terms, including fees, pursuant which such requested services shall be provided or caused to be provided (such additional services, the “Additional Services”). Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services (including the termination date with respect to such services, which, for clarity, shall be no later than the end of the Term) and such Additional Services shall be deemed Services, hereunder, and accordingly, the Party requested to provide such Additional Services shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement.

Section 2.04 Exception to Obligation to Provide Services; Excluded Services.

(a) Notwithstanding anything in this Agreement to the contrary, including Resideo’s and ADI SpinCo’s obligations set forth in Section 2.01 hereof, the relevant Providers shall not be obligated to (and neither Resideo nor ADI SpinCo shall be obligated to cause any Provider to) provide any Services if the provision of such Services would violate any Law or any Contract to which Resideo, ADI SpinCo, any of Resideo’s or ADI SpinCo’s Affiliates or any of the Providers are subject; provided, however, that Resideo and ADI SpinCo shall comply with Section 7.02 in obtaining any Consents necessary to provide such Services.

(b) Notwithstanding anything to the contrary set forth herein, the Services shall in no event include those services set forth on Schedule 2.04(b) (the “Excluded Services”).

Section 2.05 Standard of the Provision of Services. The provision of Services shall be provided in the manner and at a level substantially consistent with that provided by the Providers immediately preceding the Distribution Date. All of the Resideo Provided Services shall be for the sole use and benefit of ADI Group, and all of the ADI Provided Services shall be for the sole use and benefit of the Resideo Group.

Section 2.06 Change in Services.

(a) Recipient Changes. Each Party in its capacity as a Recipient may request a change to the Services it is receiving (a “Service Change”) by delivering a written notice describing such change to the other Party. Such request shall be in sufficient detail to explain the nature of the proposed change and the impact (if any) on the scope and delivery of the Services. Such other Party shall consider each such Service Change request in good faith and respond to such notice within ten (10) Business Days of its receipt of same. If such other Party agrees to implement such Service Change, the Parties shall negotiate an amendment to the applicable Service Schedule in good faith to add such Service Change, and such Service Change shall become effective as of the effective date of such amendment. If such other Party rejects such Service Change request or the Parties fail to agree on an amendment to the applicable Service Schedule to include such Service Change, such Service Change shall not be effective. The Parties acknowledge that any Service Change may result in the other Party in its capacity as a Provider being unable to continue the provision of another Service(s) (in whole or in part) that is dependent on the Service that is subject to the Service Change.

(b) Provider Changes. Each Party in its capacity as a Provider may from time-to-time reasonably supplement, modify, substitute or otherwise alter the Services it is providing on no less than thirty (30) days’ notice to the other Party; provided that such supplementation, modification, substitution or other alteration does not materially adversely affect the quality or availability of the applicable Services or increase the cost of using such Services.

(c) Change Costs. The costs of the applicable Provider relating to any Service Change shall be borne by (i) the applicable Recipient for requests made by such Recipient or (ii) the applicable Provider for requests made by such Provider. Any Service Change shall be subject to, if applicable, any necessary consents from third parties, which shall be sought in accordance with Section 7.02.

Section 2.07 Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

Section 2.08 Data Protection. The provision of the Services, to the extent that they involve the transfer of Personal Information from one Party to another or the processing of Personal Information by one Party on behalf of the other, shall be governed by and subject to the terms of the Data Privacy Agreement.

Section 2.09 Migration. Each Party in its capacity as a Recipient shall be responsible for the migration from each Service it receives under this Agreement to the performance of such Service by such Party or by a third-party at its sole cost and expense. As part of such migration, the other Party agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to cooperate with and assist such migrating Party in connection with such migration (such cooperation and assistance, the “Migration Services”). The migrating Party shall reimburse such other Party for any reasonable expenses incurred by such other Party in connection with providing Migration Services. The Parties shall take into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of each Party in connection with the activities contemplated under this Section 2.09.

Section 2.10 Electronic Access.

(a) To the extent that the performance or receipt of Services hereunder requires access to a Group’s intranet or other internal systems by the other Group (the “Accessing Group”), the Party whose Group intranet or other internal systems is being accessed shall provide or cause to be provided limited access to such systems, subject to policies, procedures and limitations to be determined by such Party. From and after the Distribution Date, a Party shall cause its Accessing Group to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of the other Party, copies of which shall be made available to the Accessing Group upon reasonable request.

(b) While Services are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Services. With respect to Services provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into such Services, the Parties shall use commercially reasonable efforts to cooperate and to diligently work together and with each Provider providing the Services to eliminate the effects of the Virus.

(c) The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services to prevent access to the Services by unauthorized Persons.

Article III

COSTS AND DISBURSEMENTS

Section 3.01 Costs and Disbursements.

(a) Each Party (or its designee) shall pay to the other Party providing, or causing to be provided, the applicable Service a monthly fee for providing such Service as set forth therefor in the applicable Schedule hereto (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that a fee for a Service not provided or made available hereunder for a full month shall be pro-rated for the portion of such month provided or made available. During the Term, the amount of a Service Charge for any Services shall not increase, except to the extent that there is an increase after the Distribution Date in the costs actually incurred by the Provider in providing such Services, including as a result of (i) an increase in the amount of such Services being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any personnel used by the Provider in providing the Services, or (iv) any increase in costs relating to any changes requested by the Recipient in the nature of the Services provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

(b) As of or prior to the Distribution Date, the Parties shall mutually agree on a form of invoice to be issued for the aggregate of Service Charges by each Party. Each of Resideo and ADI SpinCo (or any of their respective designees), as applicable, shall deliver invoices to the other Party (or its designees) in accordance with the terms hereof, beginning on or prior to the tenth (10th) day following the first fiscal month end following the Distribution Date and, thereafter, on or prior to the tenth (10th) day following the fiscal month end for each succeeding month or week (in accordance with the terms hereof) for the duration of this Agreement (or with such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Resideo or ADI SpinCo (or any of their respective designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within thirty (30) days of the date of such invoice; provided that (i) if a Party disputes any invoiced amount in good faith by written notice to the other Party within such thirty (30) day period, such Party may withhold payment of the disputed amount, which dispute the Parties shall use commercially reasonable efforts to expeditiously resolve in accordance with the dispute resolution procedures set forth in this Agreement, (ii) any Contracts that prescribe other payment terms for any other individual Service shall continue to govern, and (iii) to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be required in local currency. If Resideo or ADI SpinCo (or any of their respective designees), as applicable, fails to pay such amount by such date, such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 3.02 Taxes. Except as expressly noted in the applicable Schedule hereto, the fees set forth on the applicable Schedule hereto with respect to each Service do not include any sales, use, value added, excise, goods and services or similar taxes, charges, fees, levies or imposts (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Service Taxes”). In addition to the amounts required to be paid as set forth on the applicable Schedule hereto or otherwise pursuant to this Agreement, the applicable Recipient (or its designee) (the “Applicable Payor”) shall pay and be responsible for and shall promptly reimburse the applicable Provider (or its designee) (the “Applicable Payee”) for any Service Taxes imposed on or with respect to such amounts (including by way of withholding or deductions) or the provision of Services to the Recipient hereunder, which reimbursement shall be in addition to such amounts and any other amounts required to be paid pursuant to this Agreement. Any and all payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if the Applicable Payor is required by applicable Law to deduct or withhold any Taxes from such payments, then (a) the Applicable Payor shall make such deductions or withholdings as are required by applicable Law, (b) the Applicable Payor shall timely pay the full amount deducted or withheld to the relevant Governmental Entity and (c) to the extent withholding or deduction is required to be made on account of Taxes, the amount payable by the Applicable Payor to the Applicable Payee shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable hereunder) the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made. At the Applicable Payee’s request, the Applicable Payor shall provide the Applicable Payee with reasonably satisfactory documentation evidencing payment to the applicable Governmental Entity of any amounts so withheld or deducted. Each of the Parties shall provide to the other, prior to the commencement of any Services hereunder, a properly completed and duly executed copy of IRS Form W-9.

Section 3.03 Right of Set-Off. Each of Resideo or ADI SpinCo, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement, on account of any obligation owed by the other Party to Resideo or ADI SpinCo, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Resideo or ADI SpinCo, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

Section 3.04 Inspection Rights. Each Party in its capacity as a Provider shall maintain records for all invoiced Services for a period of no less than two (2) years after the invoice date for such Services. Upon the written request of the other Party, it shall make such records reasonably available to such other Party for the sole purpose of permitting such other Party to confirm such invoiced amounts. Any disputes with respect to such amounts shall be subject to the dispute resolution procedures set forth in this Agreement.

Article IV

WARRANTIES AND COMPLIANCE; LIMITATION OF LIABILITY

Section 4.01 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that (a) the Services are provided as-is, (b) the Recipients assume all risks and Liability arising from or relating to their use of and reliance upon the Services and (c) each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, OR MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 4.02 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT (OR ITS AFFILIATES).

Section 4.03 Limitations of Liability.

(a) EXCEPT IN CONNECTION WITH EACH PARTY’S RESPECTIVE OBLIGATIONS UNDER SECTIONS 5.01 OR 5.02 OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY HERETO OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, MORAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF DATA, LOSS OF USE, CLAIMS OF THIRD PARTIES OR LOST PROFITS, REVENUES OR OPPORTUNITIES OR LOST OR DELAYED GENERATION OR DIMINUTION IN VALUE OF ASSETS OR SECURITIES OR ANY LOSSES CALCULATED BASED ON A MULTIPLE OF REVENUES, EARNINGS OR OTHER ECONOMIC OR FINANCIAL MEASURE BY THE OTHER PARTY OR ANY THIRD PARTY), ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR BREACH HEREOF, OR INCIDENT TO ANY RECIPIENT’S OR THIRD PARTY’S USE OF (OR ANY INABILITY TO USE) THE SERVICES OR ANY OTHER INFORMATION OR MATERIALS PROVIDED TO THE RECIPIENTS HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH LOSSES.

(b) Except in connection with each Party’s respective obligations under Sections 5.01 or 5.02 or a Party’s gross negligence, willful misconduct or fraud, in no event will either Party’s maximum aggregate liability to the other Party or any of its Affiliates or Representatives for any and all claims arising out of or in connection with this Agreement, its termination, or expiration, whether in contract, tort or otherwise, be greater than an amount equal to the aggregate Service Charges received by the Parties in the preceding three (3) months as of the time of calculation, (or (i) if, as of the time of calculation, this Agreement has been in effect for less than three (3) months, the period from the Distribution Date until the time of calculation, or (ii) if, as of the time of calculation, this Agreement has been terminated pursuant to Section 6.01, the three (3) months prior to such termination).

Article V

INDEMNIFICATION

Section 5.01 Indemnification by Recipient. Each Party as Recipient shall indemnify, defend, save and hold harmless the Providers and any of their personnel, successors and assigns (collectively, the “Provider Indemnified Parties”), from and against any and all losses, damages, liabilities, claims, costs and expenses (collectively, “Losses”) to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of the subject matter of this Agreement or any operations or activities of the Recipient affected by the Services provided to it, including the use of (or inability to use) the Services, except to the extent resulting from or arising out of the Provider’s gross negligence or intentional misconduct in the provision of Services by the Provider hereunder.

Section 5.02 Indemnification by Provider. Each Party as Provider shall indemnify, defend, save and hold harmless the Recipients and any of their personnel, successors and assigns (collectively, the “Recipient Indemnified Parties” and, together with the Provider Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of the Provider’s gross negligence or intentional misconduct in the provision of Services by the Provider hereunder.

Section 5.03 Indemnification Procedures. The Indemnified Party shall provide the Party providing indemnification (the “Indemnifying Party”) with reasonably prompt notice concerning the existence of the indemnifiable event, grant authority to the Indemnifying Party to defend or settle any related action or claim, and provide, at the Indemnifying Party’s expense, such information, cooperation and assistance to the Indemnifying Party as may be reasonably necessary for the Indemnifying Party to defend or settle the claim or action; provided that failure to comply with the foregoing shall not constitute a waiver of the right to indemnification and shall affect the Indemnifying Party’s indemnification obligations only to the extent that it is materially prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, (a) the Indemnifying Party shall not settle any such action or claim without the Indemnified Party’s consent (not to be unreasonably withheld, conditioned or delayed), unless the settlement (i) is limited to the payment of monetary damages, (ii) includes a full release of liability with respect to the Indemnified Party, and (iii) does not include an admission of fault on the part of the Indemnified Party, and (b) the Indemnified Party (i) may participate, at its own expense, in any defense and settlement directly or through counsel of its choice and (ii) will not enter into any settlement agreement on terms that would impact the Indemnifying Party’s rights or obligations, without the prior written consent of the Indemnifying Party.

Article VI

TERMINATION

Section 6.01 Termination.

(a) Notwithstanding Section 2.02, this Agreement may be terminated earlier by Resideo: (i) if ADI SpinCo, any ADI Provider or any of the ADI Group are in material breach of the terms of this Agreement and such breach is not cured within thirty (30) days of a written notice from Resideo or the Resideo Transition Manager of such breach; (ii) immediately upon written notice from Resideo or the Resideo Transition Manager, with respect to any Resideo Provided Service, if the continued performance of such Resideo Provided Service would be a violation of any Law or any Contract in effect prior to the Distribution Date; or (iii) upon any failure of ADI SpinCo to pay any outstanding Service Charge due to Resideo, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by ADI SpinCo.

(b) Notwithstanding Section 2.02, this Agreement may be terminated earlier by ADI SpinCo: (i) if Resideo or any Resideo Provider or any of the Resideo Group is in material breach of the terms of this Agreement and such breach is not cured within thirty (30) days of a written notice from ADI SpinCo or the ADI Transition Manager of such breach; (ii) immediately upon written notice from ADI SpinCo or the ADI Transition Manager, with respect to any ADI Provided Service, if the continued performance of such ADI Provided Service would be a violation of any Law or any Contract in effect prior to the Distribution Date; or (iii) upon the failure of Resideo to pay any outstanding Service Charge due to ADI SpinCo, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Resideo.

(c) Without prejudice to any rights with respect to a Force Majeure: (i) a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the Transition Manager of the Provider of such termination (unless a longer notice period is specified in the Schedules attached hereto or in a third party Contract to provide Services); (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider’s Transition Manager of written notice of such failure from the Recipient’s Transition Manager; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient’s Transition Manager if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient’s Transition Manager of a written notice of such failure from the Provider’s Transition Manager. The relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service is a day other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

(d) A Recipient may from time to time request a reduction in part of the scope or amount of any Service. If requested to do so by the Recipient’s Transition Manager, the other Party, through its Transition Manager agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant Schedule shall be updated to reflect any reduced Service agreed to in writing by the Parties. In the event that any Service is so reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

(e) To the extent that a Recipient is not in compliance with Section 7.01(b) and such non-compliance remains unremedied for a period of ten (10) days, the Provider may terminate the provision of any Services provided under such third-party Contract.

Section 6.02 Effect of Termination.

(a) Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service or its Affiliate shall have no further obligation to provide the terminated Service, and Resideo or ADI SpinCo, as applicable, shall have no obligation to pay any Service Charges relating to any such Service; provided that Resideo or ADI SpinCo, as applicable, shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination.

(b) In connection with a termination of this Agreement, Article IV, Article V, this Section 6.02, Article VIII, and Liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 6.03 Force Majeure.

(a) No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior to the Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if the Provider is the Party so prevented then the Recipient shall not be obligated to pay the Service Charge for a Service to the extent and for so long as such Service is not made available to the Recipient hereunder as a result of such Force Majeure.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services, and Resideo or ADI SpinCo, as applicable, shall be entitled to permanently terminate such Services (and shall be relieved of the obligation to pay Service Charges for the provision of such Services throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

Article VII

MANAGEMENT AND CONTROL

Section 7.01 Cooperation.

(a) During the Term, each Party shall, and shall cause its Affiliate Recipients to, use its commercially reasonable efforts to cooperate with the relevant Provider and its Affiliates with respect to such Provider providing the Services and responding to such Provider’s reasonable requests for information related to the functionality or operation of the Services. Neither Party nor any of its Affiliates shall knowingly take any action which would substantially interfere with or substantially increase the cost of the other Party providing (or causing to be provided) any of the Services. After the Distribution Date, each Party and its Affiliates shall use its commercially reasonable efforts to enable the other Party or its Affiliates to provide the Services as soon as possible after the Distribution Date. Without limiting the foregoing, each Party shall provide the relevant Provider with reasonable access (during reasonable business hours) to (i) records related to the provision of the Services; and (ii) the relevant Party’s personnel and facilities for the purpose of training and consultation with respect to the Services.

(b) To the extent the Parties or a member of their respective Group have entered into any third-party Contracts in connection with any of the Services, the Recipients shall comply with the terms of such Contract to the extent the Recipients or their ADI Transition Manager or Resideo Transition Manager, as applicable, have been informed of such terms.

Section 7.02 Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow the relevant Provider to provide the Services (the “Required Consents”); provided, however, that the costs of such third-party Consents shall be paid by the Recipient of such Services. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request.

Section 7.03 Services Management.

(a) Service Coordinators. Each Party shall appoint an individual to act as the primary point of operational contact for the day-to-day administration and operation of this Agreement, as follows:

(i) ADI SpinCo shall appoint an individual as the primary point of day-to-day operational contact pursuant to this Section 7.03(a) (the “ADI Service Coordinator”), who shall initially be [●], and who shall have day-to-day operational responsibility for coordinating, on behalf of ADI SpinCo, all activities undertaken by ADI SpinCo and its Providers, Affiliates and Representatives hereunder, including the performance of ADI SpinCo’s obligations hereunder, the coordinating of the day-to-day provision of the ADI Provided Services and the receipt of the Resideo Provided Services, in each case, with Resideo, acting as a day-to-day contact with the Resideo Service Coordinator and making available to Resideo the data, facilities, resources and other support services from ADI SpinCo required for Resideo Providers to be able to provide the Resideo Provided Services in accordance with the requirements of this Agreement. ADI SpinCo may change ADI Service Coordinator from time to time upon written notice to Resideo. ADI SpinCo shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii) Resideo shall appoint an individual as the primary point of day-to-day operational contact pursuant to this Section 7.03(a) (the “Resideo Service Coordinator” and each of the ADI Service Coordinator and the Resideo Service Coordinator, a “Service Coordinator”), who shall initially be [●], and who shall have day-to-day operational responsibility for coordinating, on behalf of Resideo, all activities undertaken by Resideo and its Providers, Affiliates and Representatives hereunder, including the performance of Resideo’s obligations hereunder, the coordinating of the day-to-day provision of the Resideo Provided Services and the receipt of the ADI Provided Services, in each case, with ADI SpinCo, acting as a day- to-day contact with ADI Service Coordinator and making available to ADI SpinCo the data, facilities, resources and other support services from Resideo required for ADI Providers to be able to provide the ADI Provided Services in accordance with the requirements of this Agreement. Resideo may change Resideo Service Coordinator from time to time upon written notice to ADI SpinCo. Resideo shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(iii) The Resideo Service Coordinator and ADI Service Coordinator shall meet either via telephone or video conference or as otherwise agreed between Resideo Service Coordinator and ADI Service Coordinator at least weekly to review Resideo’s and ADI SpinCo’s provision of the Services as required under this Agreement.

(b) Transition Managers. Each Party shall appoint an individual to act as the primary point of managerial contact for the administration and operation of this Agreement, as follows:

(i) ADI SpinCo shall appoint an individual as the primary point of managerial contact pursuant to this Section 7.03(b) (the “ADI Transition Manager”), who shall initially be [●], and who shall have overall responsibility for managing, on behalf of ADI SpinCo, all activities undertaken by ADI SpinCo and its Providers, Affiliates and Representatives hereunder, including the performance of ADI SpinCo’s obligations hereunder, receiving and approving requests from the ADI Service Coordinator (including additional services, terminations and reductions in scope), attending to escalated disputes from the Service Coordinators with the Resideo Transition Manager and liaising with the Separation Management Committee. ADI SpinCo may change ADI Transition Manager from time to time upon written notice to Resideo. ADI SpinCo shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii) Resideo shall appoint an individual as the primary point of managerial contact pursuant to this Section 7.03(b) (the “Resideo Transition Manager” and each of the ADI Transition Manager and the Resideo Transition Manager, a “Transition Manager”), who shall initially be [●], and who shall have overall responsibility for managing, on behalf of Resideo, all activities undertaken by Resideo and its Providers, Affiliates and Representatives hereunder, including the performance of Resideo’s obligations hereunder, receiving and approving requests from the Resideo Service Coordinator (including additional services, terminations and reductions in scope), attending to escalated disputes from the Service Coordinators with the ADI Transition Manager and liaising with the Separation Management Committee. Resideo shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(iii) The Resideo Transition Manager and ADI Transition Manager shall meet either via telephone or video conference or as otherwise agreed between Resideo Transition Manager and ADI Transition Manager at least monthly to review Resideo’s and ADI SpinCo’s provision of the Services as required under this Agreement.

Section 7.04 Separation Management Committee.

(a) Size and Composition. Resideo shall appoint three (3) members of its management staff, who shall initially be [●], and ADI SpinCo shall appoint three (3) members of its management staff to serve on a separation management committee, who shall initially be [●] (the “Separation Management Committee”). Either Party may change its Separation Management Committee members from time to time upon written notice to the other Party; provided, however, that Resideo Transition Manager and ADI Transition Manager shall at all times remain as members of the Separation Management Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Separation Management Committee in an effort for the Providers to better provide, and for the Recipients to better utilize, the Services. The Separation Management Committee shall disband automatically upon termination of this Agreement in accordance with its terms.

(b) Responsibilities. The Separation Management Committee’s responsibilities include:

(i) generally overseeing the performance of each Party’s obligations under this Agreement; and

(ii) making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services.

(c) Meetings. The Separation Management Committee shall meet once a month or with such other frequency as mutually agreed by the Parties. Each Separation Management Committee meeting shall be via telephone or video conference or as otherwise agreed by the members of the Separation Management Committee.

Section 7.05 Personnel.

(a) The Provider of any Service shall make available to the Recipient of such Service such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service, and (ii) remove and replace such personnel at any time.

(b) The Provider of any Service shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 7.06 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of another unaffiliated Person in the conduct of such other Person’s business. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service.

Article VIII

MISCELLANEOUS

Section 8.01 Treatment of Confidential Information.

(a) The provisions of Section 6.5 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.

(b) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 8.02 Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any conflict or inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

Section 8.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.03):

To Resideo:

Resideo Technologies, Inc.

16100 N. 71st St., Suite 550

Scottsdale, Arizona 85254

Attention:	[●]
Email:	[●]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:	Russell L. Leaf
Jared Fertman
Tej Prakash
Email:	rleaf@willkie.com
jfertman@willkie.com
tprakash@willkie.com

To ADI SpinCo:

ADI Global Distribution Inc.

275 Broadhollow Rd., Suite 400
Melville, NY 11747

Attention:	[●]
Email:	[●]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:	Russell L. Leaf
Jared Fertman
Tej Prakash
Email:	rleaf@willkie.com
jfertman@willkie.com
tprakash@willkie.com

Section 8.04 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 8.05 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.06 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) an Affiliate of a Party, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 8.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 8.07 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.08 Payment Terms. Unless otherwise consented to by the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Resideo or ADI SpinCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern time (ET) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg.

Section 8.09 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.10 Third Party Beneficiaries. Except as set forth in Section 5.01 or Section 5.02, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 8.11 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.12 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 8.13 Dispute Resolution. The Parties agree that any disputes arising with respect to this Agreement, including the interpretation, enforcement, termination or invalidity hereof (each, a “Dispute”) shall first be addressed by each Party’s Service Coordinator. If the Service Coordinators are unable to resolve such Dispute within thirty (30) days of the referral of such Dispute to them (or such longer period as the Parties may agree), such Dispute shall be referred to the Transition Managers for resolution. If the Transition Managers are unable to resolve such Dispute within three (3) Business Days of the referral of such Dispute to them (or such longer period as the Parties may agree), such Dispute shall be referred to the Separation Management Committee for resolution. If the Separation Management Committee is unable to resolve such Dispute with five (5) Business Days of such referral (or such longer period as the Parties may agree), the provisions of Article VII of the Separation Agreement shall govern. Each Party agrees to continue to fulfill its obligations under this Agreement during the pendency of any Dispute.

Section 8.14 Termination. This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Resideo without the approval of ADI SpinCo or the stockholders of Resideo. In the event of such termination prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any liability of any kind to the other Party or any other Person by reason of this Agreement. Following the Effective Time, this Agreement may be terminated pursuant to Article VI.

Section 8.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.16 Interpretation.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b) Titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section or Exhibit such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 8.17 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

RESIDEO TECHNOLOGIES, INC.

By:
Name:
Title:

ADI GLOBAL DISTRIBUTION INC.

By:
Name:
Title: